UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012

TRONOX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(Address of principal executive offices, including Zip Code)

(203) 705-3800

(Registrant’s telephone number, including area code)

3301 N.W. 150th Street

Oklahoma City, Oklahoma 73134

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 8, 2012, Tronox Incorporated announced that the remaining conditions to the closing of its pending acquisition of the mineral sands business of Exxaro Resources Limited were satisfied (other than conditions that by their nature are to be satisfied at closing). The transaction is expected to close on June 15, 2012.

For Tronox stockholders who wish to elect exchangeable shares in connection with the transaction, the election deadline is 5:00 p.m., New York City time, on June 12, 2012, the date that is three business days preceding the closing date. The elections are subject to the limitations and proration procedures described in the proxy statement/prospectus for the transaction. As announced previously, the company’s management currently intends to recommend certain actions to the Board of Directors of Tronox Limited shortly following the closing, including the payment of a special dividend of $25.00 per share and the adoption of a regular quarterly dividend commencing in the fourth quarter 2012. Holders of exchangeable shares will not be entitled to receive any dividends or other distributions by Tronox Limited while they are holding exchangeable shares. If holders of exchangeable shares desire to receive any dividend from Tronox Limited in respect of Class A Shares, the exchangeable shares must be exchanged for one Class A Share and $12.50 in cash per share prior to the record date for such dividend. Tronox Limited is required to publicly announce the payment of any dividend on Class A Shares at least 15 business days prior to the record date for such dividend.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release of Tronox Incorporated, dated June 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2012

TRONOX INCORPORATED

By:	Michael J. Foster

Michael J. Foster
Vice President - General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

99.1	Press Release of Tronox Incorporated, dated June 8, 2012

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